UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 26, 2006

YARDVILLE NATIONAL BANCORP

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY (State or Other Jurisdiction of Incorporation or Organization)	000-26086 (Commission File Number)	22-2670267 (I.R.S. Employer Identification Number)

2465 KUSER ROAD, HAMILTON, NEW JERSEY 08690

(Address of Principal Executive Offices)

(609) 585-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Commencing on May 26, 2006, Yardville National Bancorp, together with its subsidiary, The Yardville National Bank, collectively referred to as the “Company,” notified each of its executive officers that his employment agreement would not be automatically extended beyond the scheduled expiration of its current term.

The Company’s Compensation Committee and Board approved the notices to the executive officers in an effort to improve the Company’s compensation practices. Specifically, the Compensation Committee and Board believe the Company will now have more clearly defined opportunities to review the executive officers’ employment agreements and make any modifications appropriate to further the Company’s compensation goals and objectives.

Notices were given to Patrick M. Ryan, Chief Executive Officer, F. Kevin Tylus, President and Chief Operating Officer, Jay G. Destribats, Chairman of the Board, and the Company’s four Executive Vice Presidents, Stephen F. Carman, Timothy J. Losch, Stephen R. Walker and Daniel J. O’Donnell.

As previously disclosed in the Company’s proxy statement for its 2006 annual meeting of shareholders and elsewhere, each employment agreement that the Company has with these executive officers provides for a rolling three-year term, which is automatically extended for one year on each anniversary of the effective date, unless the Company or the executive officer notifies the other that the term will not be so extended. As a result of the Company’s notices, each such employment agreement will expire at the end of its current term. The current terms of such employment agreements are scheduled to expire between twenty-five and twenty-nine months from the date of this report. The Company has previously filed copies of such employment agreements with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARDVILLE NATIONAL BANCORP
Date: June 2, 2006	By: Stephen F. Carman Stephen F. Carman Vice President and Treasurer